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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the
Registration Statement (Form S-4, No. 333-   ) and related Prospectus of NTL
Communications Corp for the registration of 9 1/4% senior notes due 2006, 9 7/8% senior notes due 2009 and 11 1/2% senior deferred coupon notes due 2009 and to the incorporation by reference therein of our report dated March 26, 1999, with respect to the consolidated financial statements and schedules of NTL Communications Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                                        /s/ Ernst & Young LLP
                                                        ERNST & YOUNG LLP
New York, New York
January 21, 1999